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                                 EXHIBIT 99.1


FOR IMMEDIATE RELEASE                               Investor Contacts: Jim Klima
                                                                  Wendell Brooks
                                                          (713) 398-8901 - Phone
                                                      (713) 398-8086 - Facsimile


                             ERC INDUSTRIES, INC.
                             ANNOUNCES INVESTMENT

HOUSTON, TEXAS, September 9, 1997 - ERC Industries, Inc. (Nasdaq:ERCI) (the "Company"), announced today that John Wood Group PLC ("Wood Group") has invested $10,000,000 in ERC Industries, Inc., through the purchase of 6,250,000 shares of common stock at a price of $1.60 per share.

Wendell R. Brooks, President of ERC Industries, Inc., said, "Our Company has significant market opportunities which we have been unable to pursue due to capital constraints. This investment by the Wood Group will allow ERC to strengthen its balance sheet, pursue growth opportunities, and establish a firm foundation for long-term growth. We are very encouraged by the vote of confidence this investment from the Wood Group demonstrates in the company, as the Wood Group increases its ownership of the Company from approximately 85.1% to 88.5%."

A Special Committee consisting of the outside Directors of the Board was formed to review and negotiate the investment offer from the Wood Group. This Special Committee retained the investment banking firm of Rauscher Pierce Refsnes, Inc. to evaluate the proposal.

ERC Industries, Inc. is an oilfield service company engaged in the remanufacture, manufacture and service of wellhead and valve equipment. The Company conducts its business from 22 domestic locations, 4 international locations, and 2 distributorships.